EXHIBIT 99
NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman
Corporate Office:	525 Water Street
Port Huron, Michigan 48060
Telephone:	(810) 987-8300
CITIZENS FIRST BANCORP, INC.
ANNOUNCES 13% INCREASE IN THIRD QUARTER EARNINGS
AND $0.09 PER SHARE CASH DIVIDEND
FOR IMMEDIATE RELEASE:
     PORT HURON, MICHIGAN, NOVEMBER 4, 2005. Citizens First Bancorp, Inc. (the “Company”) (NASDAQ: CTZN), the holding company for Citizens First Savings Bank (“Citizens First”) and Metrobank (“Metrobank”), today announced that it earned $2.5 million, or $.32 per share, for the quarter ended September 30, 2005, compared to net income of $2.2 million, or $.28 per share, for the quarter ended September 30, 2004. The increase in net income was due to increased net interest income primarily due to an increase of 200 basis points in the prime rate and increased lending activities. The Company’s book value per share at September 30, 2005, and December 31, 2004, was $19.81 and $19.19 respectively.
Dividends
     On October 27, 2005, the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per share. The dividend is expected to be paid on November 25, 2005 to stockholders of record on November 11, 2005.
Financial Condition
     Total assets increased $198.9 million, or 14.3%, from $1.393 billion at December 31, 2004 to $1.592 billion at September 30, 2005. The growth in assets was primarily a result of loan growth of $154.9 million, or 13.0%, to $1.347 billion at September 30, 2005 compared to $1.192 billion at December 31, 2004.
     Total deposits increased $155.4 million from $933.1 million at December 31, 2004 to $1,089 million at September 30, 2005. For the same period, FHLB advances and other borrowings increased $38.8 million, or 13.5%, to $326.5 million as a result of increased borrowings to fund loan growth.
     Total nonperforming assets increased to $21.7 million at September 30, 2005 compared to $11.7 million at December 31, 2004. Nonperforming assets as a percentage of total assets increased to 1.36% at September 30, 2005 compared to 0.84% at December 31, 2004. The majority of the increase in nonperforming assets resulted from the downgrade of previously recognized “watch” rated credits to nonperforming status. These downgrades were the result of deterioration in the financial condition of certain borrowers. These credits are regularly monitored, have been under the management of an experienced special asset officer and workout plans are in place to mitigate any potential losses. Additionally, the allowance for loan losses as a percentage of total loans decreased to 1.05% at September 30, 2005 compared to 1.12% at December 31, 2004. The allowance for loan losses analysis includes inherent losses in the loan portfolio. Based on our analysis, we believe that the allowance for loan losses is sufficient to cover potential losses at September 30, 2005.
Results of Operations
     Net interest income, after provision for loan losses, for the three months ended September 30, 2005 increased $1.8 million, or 16.7%, to $12.6 million from $10.8 million for the three months ended September 30, 2004. Net interest income, after provision for loan losses, for the nine months ended September 30, 2005 increased $4.1 million, or 12.9%, to $35.9 million from $31.8 million for the nine months ended September 30, 2004. “Our margin for both the three and nine months ended September 30, 2005 demonstrates our competitiveness in the deposit rates that we have recently increased. Our loan officers are aggressively seeking offering rates on the loan products to keep in line with the increased deposit rates. We believe that our margin will continue to improve in the future,” said Marshall J. Campbell, Chairman, President and CEO.
     Noninterest income for the three months ended September 30, 2005 increased to $2.2 million compared to $666,000 for the same period in the prior year. A majority of this increase was a result of the $62 million adjustable rate mortgage loan sale that occurred in July 2005 which resulted in a pretax gain of $937,000. Noninterest income for the nine months ended September 30, 2005 increased $1.2 million, or 31.3%, primarily due to the same reason supplemented by increased trust fee income.
     Noninterest expense for the three and nine months ended September 30, 2005 increased to $10.9 million and $31.1 million compared to $8.1 million and $26.5 million for the same time periods in the prior year, respectively. Compensation, payroll taxes and employee benefits increased by $1.5 million for the third quarter and $2.3 million for the nine months ended 2005. These increases were primarily due to increases in wages and additions to staff due the new loan production offices and banking centers and one-time severance package costs incurred with the reduction of personnel at Metrobank. Additionally, office occupancy expense increased $469,000 and $615,000 for the three and nine months ended September 30, 2005 as compared to the same time periods in the prior year, respectively, due to additional banking centers and an increase in the number of leased facilities in Oakland, Macomb and Lapeer counties over the same periods in the prior year. Professional fees increased $174,000 and $817,000 for the three and nine months ended September 30, 2005 over the same periods in the prior year primarily as a result of Sarbanes-Oxley (SOX) Act requirements.
     Citizens First Bancorp, Inc., through its subsidiaries Citizens First Savings Bank and Metrobank, currently serves its customers from 23 full service-banking and 1 loan production offices in St. Clair, Sanilac, Huron, Lapeer, Macomb and Oakland counties.
     Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank’s market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)

	Unaudited
	September 30,	December 31,
	2005	2004

Total cash and cash equivalents	$54,693	$27,937
Securities available for sale	92,218	93,839
Loans held for sale	8,100	192
Loans, net	1,346,924	1,192,057
Federal Home Loan Bank stock	17,700	13,536
Other assets	36,839	35,123
Premises and equipment, net	35,753	30,680

Total Assets	$1,592,227	$1,393,364

Deposits	$1,088,499	$933,104
FHLB advances and federal funds purchased	315,501	277,736
Bank line of credit	11,000	10,000
Other Liabilities	9,802	9,630

Total Liabilities	1,424,802	1,230,470

Stockholders’ Equity	167,425	162,894

Total Liabilities and Stockholders’ Equity	$1,592,227	$1,393,364

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Unaudited
	Three Months Ended
	September 30,
	2005	2004

Net Interest Income	$13,169	$11,275

Provision for Loan Losses	560	470

Net Interest Income after Provision	12,609	10,805

Total Noninterest Income	2,187	666
Total Noninterest Expense	10,927	8,124

Income before Income Taxes	3,869	3,347
Income Tax Expense	1,386	1,142

Net Income	$2,483	$2,205

Net Interest Margin	3.53%	3.60%
Return on Average Assets	0.64%	0.66%
Return on Average Equity	5.94%	5.49%

Basic Earnings Per Share	$0.32	$0.28
Diluted Earnings Per Share	$0.31	$0.28

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Unaudited
	Nine Months Ended
	September 30,
	2005	2004

Net Interest Income	$37,720	$32,550

Provision for Loan Losses	1,820	758

Net Interest Income after Provision	35,900	31,792

Total Noninterest Income	5,049	3,847
Total Noninterest Expense	31,089	26,491

Income before Income Taxes	9,860	9,148
Income Tax Expense	3,225	3,113

Net Income	$6,635	$6,035

Net Interest Margin	3.62%	3.56%
Return on Average Assets	0.60%	0.62%
Return on Average Equity	5.34%	5.02%

Basic Earnings Per Share	$0.84	$0.77
Diluted Earnings Per Share	$0.84	$0.76